Exhibit 99

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value NIS $0.1 per share, RiT Technologies Ltd., and further agree that this Joint Filing Statement shall be included as an Exhibit to such joint filings.

The undersigned further agrees that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart where upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 29, 2008.

                            STINS COMAN INCORPORATED

                            By:   /s/ Boris Vitalievich Granovskiy
                            Name: Boris Vitalievich Granovskiy
                            Title: Chief Executive Officer

/s/ Sergey Nikolayevich Anisimov
Name: Sergey Nikolayevich Anisimov

/s/ Boris Vitalievich Granovskiy
Name: Boris Vitalievich Granovskiy